Exhibit 10.1

STOCK PURCHASE AGREEMENT

among

11 GOOD ENERGY SCIENCES, INC.
(a Delaware corporation)

and

KAI BIOENERGY CORP.
(a Hawaiian corporation)

and

MARIO LARACH AND FRANK INFELISE
THE STOCKHOLDERS OF KAI BIOENERGY CORP.

JULY 11, 2011

STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this “Agreement”) is entered into as of July 11, 2011, by and among 11 Good Energy, Inc., a Delaware corporation (“Parent”), 11 Good Energy Sciences, Inc, a Delaware corporation and a wholly-owned subsidiary of Parent (“Buyer”), Kai BioEnergy Corp., a Hawaiian corporation (“Company”) and the Company’s stockholders, namely, Mario Larach and Frank Infelise (such stockholders, collectively, the “Sellers”).

STATEMENT OF PURPOSE

          The Sellers collectively own all of the outstanding Common Stock of the Company. The Buyer has agreed to purchase from the Sellers, and the Sellers have agreed to sell to the Buyer, all of the outstanding Common Stock of the Company for the consideration and on the terms and subject to the conditions set forth in this Agreement.

ARTICLE I
DEFINITIONS

          “A/P Amount” is defined in Section 2.2(b).

          “Accounts Receivable” means all trade and other accounts receivable and other Indebtedness owing to the Company.

          “Active Employees” means all employees employed by the Company, including employees on temporary leave of absence, including family medical leave, military leave, disability leave or sick leave.

          “Acquisition Proposal” is defined in Section 6.6.

          “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

          “Agreement” is defined in the opening paragraph.

          “Assets” is defined in Section 4.8.

          “Balance Sheet” means the unaudited balance sheet of the Company as at December 31, 2010, and any applicable notes thereto, all of which are attached to Schedule 4.5.

          “Balance Sheet Date” means the date of the Balance Sheet.

          “Basket” is defined in Section 10.4.

          “Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in the State of California.

          “Buyer” is defined in the opening paragraph.

          “Closing” is defined in Section 2.1(b).

          “Closing Balance Sheet” means a balance sheet of the Company as of the Closing Date and prepared in accordance with GAAP in a manner consistent with the Interim Balance Sheet, except as disclosed on Schedule 6.8.

          “Closing Date” is defined in Section 2.1(b).

          “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B.

          “Code” means the Internal Revenue Code of 1986.

          “Company” means Kai BioEnergy Corp.

          “Confidential Information” means the Intellectual Property and Technology of the Company, including, without limitation the following: the patent application covering the “Continuous cultivation, harvesting and oil extraction of photosynthetic cultures,” the patent application covering “Hydrodynamic extraction of oils from photosynthetic cultures” and all technology and other information concerning the businesses or affairs of the Company, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, price lists and pricing policies, financial statements and information, budgets and projections, business plans, production costs, market research, marketing, sales and distribution strategies, manufacturing techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technology, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other intellectual property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the businesses or affairs of such Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for such Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by such Company.

          “Consent” means any consent, approval, authorization, permission or waiver.

          “Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

          “Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan (including any Multiemployer Plan) or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan or (c) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or material fringe benefit or other retirement, severance, bonus, profit-sharing or incentive plan or arrangement.

          “Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

          “Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

          “Employment Agreements” means the Employment Agreements with each of Mario Larach and Frank Infelise in the form of Exhibit A.

          “Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

          “Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.

          “ERISA” means the Employee Retirement Income Security Act of 1974.

          “Financial Statements” is defined in Section 4.5(a).

          “Funded Debt” means all obligations of the Company for borrowed money, all interest-bearing obligations of the Company, and all obligations of the Company evidenced by bonds, notes, debentures or other similar instruments, in each case as of the Closing Date.

          “GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

          “Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

          “Hazardous Substance” means any material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Real Property or adjacent properties or any property or facility formerly owned, leased or used by the Company. The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          “Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including all obligations under noncompete, consulting or similar arrangements), except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) capitalized lease obligations of such Person; (e) indebtedness or other obligations of others guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver stock pursuant to stock options or stock ownership plans); and (i) net payment obligations incurred by such Person pursuant to any hedging agreement.

          “Indemnified Party” is defined in Section 10.6.

          “Indemnifying Party” is defined in Section 10.6.

          “Intellectual Property” means the Technology as herein defined and (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof relating to the business of the Company; (b) trademarks, service marks, trade dress, logos, trade names and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations and renewals in connection therewith relating to the business of the Company; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith relating to the business of the Company; (d) mask works and applications, registrations and renewals in connection therewith relating to the business of the Company; (e) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) relating to the business of the Company; (f) computer software (including data and related documentation); (g) other proprietary rights relating to the business of the Company; and (h) copies and tangible embodiments (in whatever form or medium) of any of the foregoing (with the Technology being included in the meaning of items (a) and (f).

          “Interim Balance Sheet” is defined in Section 4.5(a).

          “Interim Balance Sheet Date” means the date of the Interim Balance Sheet as defined in Section 4.5(a).

          “Inventory” means all inventories of the Company wherever located, including raw materials, goods consigned to vendors or subcontractors, works in process, finished goods, spare parts, goods in transit, products under research and development, demonstration equipment and inventory on consignment.

          “IRS” means the U.S. Internal Revenue Service.

          “Knowledge” (i) as applied to the Company, means the actual knowledge of Mario Larach or Frank Infelise and (ii) as applied to any Seller, the actual knowledge of such Seller.

          “Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body.

          “Lease” is defined in Section 4.12(b).

          “Leased Real Property” is defined in Section 4.12(b).

          “Liability” means any liability, obligation, Indebtedness or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

          “License” is defined in Section 4.14(d).

          “Loss” means any loss, claim, demand, Order, damage, penalty, fine, cost (including any opportunity cost), settlement payment, Liability, Tax, Encumbrance, diminution of value, expense, fee, court costs or reasonable attorneys’ fees and expenses.

          “Material Adverse Effect” means any material adverse effect on the businesses, operations, properties, assets, Liabilities, condition (financial or otherwise) or prospects of the Company taken as a whole.

          “Material Contracts” is defined in Section 4.13.

          “Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

          “Noncompete Agreement” means the Non-Competition, Non-Disclosure and Non-Solicitation Agreement executed by each Seller in the form of Exhibit B.

           “Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

          “Organizational Documents” means (a) any certificate or articles of incorporation, bylaws and/or Operating Agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

          “Owned Real Property” is defined in Section 4.12(a).

          “Parent” or “Parent Corporation” means 11 Good Energy, Inc. (a Delaware corporation), the parent corporation of Buyer.

          “Party” means the Buyer, the Company or any Seller.

          “PBGC” means the Pension Benefit Guaranty Corporation.

          “Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.

          “Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business for monies not yet due, (b) any lien for Taxes not yet due, (c) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased and (d) any recorded easement, covenant, zoning or other restriction on the Real Property that, together with all other Permitted Encumbrances, does not prohibit or impair the current use, occupancy, value, or marketability of title of the property subject thereto.

          “Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

          “Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

          “Purchase Price” is defined in Section 2.2(a).

          “Real Property” is defined in Section 4.12(c).

          “Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual. No Company will be deemed to be a Related Person of any Seller or of any other Company.

          “Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

          “Sale of the Buyer” means the first to occur of (a) a transaction or series of related transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Parent or its Affiliates) directly or indirectly acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of the voting securities of the Buyer or Parent possessing more than seventy percent (70%) of the total combined voting power of the Buyer’s or the Parent’s equity securities outstanding immediately after such acquisition; (b) the consummation by the Buyer or the Parent (whether directly involving the Buyer or the Parent or indirectly involving the Buyer or the Parent through one or more intermediaries) of a sale or other disposition of all or substantially all of the assets of the Buyer (including the exclusive license or sale of the proprietary technology acquired by the Buyer pursuant to this Agreement) to any Person other than an Affiliate of the Parent, in each case other than the transactions contemplated by this Agreement.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Sellers” is defined in the opening paragraph.

          “Sellers’ Representative” is defined in Section 11.14(a).

          “Share” means any issued and outstanding share of common stock, par value $.0001 per share, of the Buyer.

          “Shares of Parent” means any issued and outstanding shares of Common Stock, par value $.0001 of Parent.

          “Subsidiary” means any corporation or other entity with respect to which the Company and its other Subsidiaries collectively own, directly or indirectly, at least 50% of the common stock or other equity or profits interests or have the power, directly or indirectly, to elect a majority of the members of the board of directors or comparable governing body.

          “Tangible Personal Property” is defined in Section 4.9.

          “Tax” means any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax of any kind whatsoever, however denominated, and will include any interest, penalty, or addition thereto, whether disputed or not.

          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

          “Technology” means the Intellectual Property (as defined herein) rights of the Company, it being understood that the Company is an early stage research and development company developing technologies applicable to the nascent microalgal biofuel industry. The Company holds patent applications and proprietary technology related to the production of microalgae oil and more specifically the patent applications “Continuous cultivation, harvesting and oil extraction of photosynthetic cultures” and “Hydrodynamic extraction of oils from photosynthetic cultures”

          “Third-Party Claim” is defined in Section 10.6(a).

          “Transactions” means the transactions contemplated by the Transaction Documents.

          “Transaction Documents” means this Agreement, the Noncompete Agreements, the Employment Agreements, and all other written agreements, documents and certificates contemplated by any of the foregoing documents.

ARTICLE II
SALE AND PURCHASE OF SHARES

          2.1 Sale and Purchase of the Outstanding Capital Stock of the Company.

                    (a) Subject to the terms and conditions of this Agreement, the Buyer will purchase from each Seller, and each Seller will sell and deliver to the Buyer, all of the outstanding capital stock of the Company owned by each Seller for the consideration specified below.

                    (b) The consummation of the Transactions to be performed on the Closing Date (the “Closing”) will take place at the offices of Buyer, commencing at 10:00 a.m. local time on or before the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions to be performed on the Closing Date (other than conditions with respect to actions the Parties will take at the Closing) or such other date as the Buyer and the Sellers’ Representative may mutually determine, but in no event later than August 3, 2011 (the “Closing Date”).

          2.2 Purchase Price.

                    (a) The total amount paid to Sellers (collectively) for the outstanding capital stock of the Company will be 36,000 shares of Buyer (equal to 36% of Buyer’s outstanding Common Stock post closing) (i.e. the “Share Amount”) broken down in accordance with Schedule 2.2(a)) and $300,000 in cash broken down in accordance with Schedule 2.2(a) (the “Cash Amount”) (it being understood that the total consideration shall collectively be referred to as the “Purchase Price.”)

                    (b) Buyer shall also pay (on behalf of and as a capital contribution to the Company), the amount necessary to satisfy all of the Liabilities of the Company, excluding any amounts which may be due the Parent, listed on the Closing Balance Sheet (the “A/P Amount”) up to a maximum of $180,000, it being understood that any Liabilities above $180,000 is in the sole and absolute discretion and written consent of Buyer. In addition to the A/P Amount, Buyer shall also pre-pay three (3) months of each Seller’s monthly health insurance premium under the Company’s current policy as a transition for Sellers becoming parties to the Buyer’s health coverage plan.

                    (c) Parent shall issue to each Seller 100,000 options to purchase the Common Stock of the Parent at an exercise price equal to the lower of either $5.00 per share or the lowest price paid by third party investors for common stock of Parent in Parent’s ongoing equity financing. Such options shall be exercisable for a term of seven (7) years. Sixty percent (60%) of such options shall be fully-vested and exercisable as of the Closing Date and the remaining forty percent (40%) shall fully vest and be exercisable upon the Earn-Out Determination Date occurring by the Earn-Out End Date in accordance with Section 2.4.

          2.3 Closing Conditions. The parties agree that Closing of the Transactions will occur upon funding of Buyer with at least $1,100,000 in additional paid in capital. At Closing, the Cash Amount will be paid to Sellers (together with the Share Amount of the Purchase Price) and (i) $330,000 will be paid by Buyer to Oracle Capital LLC (“Oracle”) plus 4,000 shares of Buyer (equal to 4% of Buyer’s outstanding Common Stock post closing) as a placement fee and (ii) $53,000 will be paid by Buyer to Morrison & Foerster LLP, counsel to the Company. Such amounts set forth in this Section 2.3 shall be paid by wire transfer of immediately available funds, unless otherwise mutually agreed to by the parties, per the wire transfer instructions to be provided by the parties prior to the Closing Date.

          2.4 Earn-out. At such time as the viability of the Company, the Buyer, the Parent or any of the Parent’s Affiliates to produce the aerial productivity equivalent of 3,000 gallons per acre per year of oil from microalgae is determined in accordance with Schedule 2.4 (the “Earn-Out Determination Date”), the Sellers shall receive within 45 days of the Earn-Out Determination Date an aggregate earn-out (the “Earn-Out”) of $3,300,000, paid in accordance with Schedule 2.4. Such Earn-Out shall be paid at the sole election of Buyer in cash and/or in Common Stock of Parent Corporation based upon the then average of the Closing Sales Prices of Parent’s Common Stock for 20 trading days prior to the Earn-Out Determination Date. Notwithstanding the foregoing, (i) the Earn-Out shall not be payable in the event that the Earn-Out Determination Date occurs after November 11, 2013 (the “Earn-Out End Date”), (ii) Buyer shall have the option to pay the Earn-Out in Common Stock of the Parent Corporation solely to the extent it delivers freely tradable shares registered under an effective registration statement and such Common Stock is trading on a national securities exchange or similar trading market (the “Liquidity Condition”) and (iii) in the event of a Sale of the Buyer on or before the Earn-Out End Date, the Earn-Out shall accelerate to the extent unpaid and shall be payable to the Sellers in accordance with Schedule 2.4 within seven days of the consummation of such Sale of the Buyer.

          2.5 Buy-out Option. In the event it is determined that the Earn-Out is payable and an Earn-Out Determination Date has been established in accordance with Section 2.4 or (ii) the Buyer voluntarily elects to pay the Earn-Out (described in Section 2.4) to Sellers in which case notice of said election to Buyer (with a copy to Oracle) shall constitute the establishment of an Earn-Out Determination Date, the Buyer shall have the option to buy-out the Sellers’ and Oracle’s entire Common Stock position in the Buyer based upon a valuation of Buyer of $33,000,000, payable in cash, or, solely if the Liquidity Condition is satisfied, Parent Corporation’s Common Stock. Based upon Sellers maintaining their Closing Date 40% ownership of Buyer, this means that Buyer may repurchase the Sellers’ and Oracle’s collective 40% position at a cost of $13,200,000. In such event, Buyer shall also have the option to purchase less than the Sellers and Oracle’s collective 40% position at a proportionately reduced purchase price. This buy-out option shall be for a period of 45 days from the Earn-Out Determination Date and shall expire thereafter. In the event Buyer elects to exercise its buy-out option in whole or in part, it shall give written notice of said election to the Sellers and Oracle within 30 days of the Earn-Out Determination Date. Such notice shall specify the date that the buy-out option shall be exercised, whether or not the buy-out shall be in whole or in part and the form of payment for Sellers’ Common Stock. In the event Buyer elects to pay Common Stock, the valuation of Parent Corporation Common Stock shall be based upon the average of the closing sales prices of Parent’s Common Stock for the 20 trading days immediately preceding a three business day period prior to the closing date of the buy-out. Notwithstanding the foregoing, it is agreed to by the parties that the Sellers and Oracle have the right to retain one-half of their Closing Date position in Buyer, or collective 20% of Buyer’s Common Stock, irrespective of Buyer’s exercise of its buy-out option. Accordingly, upon Sellers’ and Oracle’s receipt of Buyer’s notice of its intent to exercise the buy-out option, the Sellers and Oracle, at each of their option, shall have a period of seven business days to notify Buyer in writing that Sellers and/or Oracle are refusing Buyer’s request to sell Buyer’s Common Stock up to or equal to the maximum amount that each of Sellers and/or Oracle may refuse pursuant to the provisions of this paragraph. In such event, the buy-out option shall be exercised by the parties and closed on the portion of the buy-out option that Sellers and Oracle have not refused and may not refuse to sell to Buyer.

          2.6 Sellers’ Transfer of Buyer’s Common Stock. The parties agree that Sellers may not transfer their Buyer Common Stock unless the purchaser, transferee, donee, pledgee, or assignee agrees to be bound by the provisions of Section 2.5 of this Agreement.

          2.7 Company Shareholders. The Sellers agree to use their commercially reasonable efforts to cooperate with the Company, the Donald Danforth Plant Science Center, the National Alliance for Advanced Biofuels and BioProducts executive leadership and the Department of Energy (the “DOE”) in order to secure all benefits to the Company related to the Company’s existing grant with the DOE, through the subaward agreement with the Donald Danforth Plant Science Center. This may include, without limitation, providing to the DOE, the Donald Danforth Plant Science Center and the NAABB executive leadership all reasonably required documents and agreements requested by them.

          2.8 Tax Treatment. The parties hereto acknowledge and agree that the exchange of Company stock by the Sellers for Buyer stock and cash, together with the contributions of cash to Buyer and the Company (including the payment of Company Liabilities), in each case as contemplated hereunder, constitute an exchange of property for Buyer stock subject to Section 351(a) of the Code coupled with the receipt of other property or money subject to Section 351(b) of the Code. The Parties shall prepare all Tax Returns, and take all Tax positions, in a manner consistent with the requirements of the aforementioned provisions of the Code and any applicable Treasury Regulations.

          2.9 Additional Paid-In Capital; Transactions with Affiliates. In accordance with the payment schedule on Schedule 2.9, the Parent shall provide additional funding of Buyer of at least $2,200,000 in additional paid in capital. It is agreed by the parties that the Closing Date of this Transaction shall trigger the first quarter payment referenced in Schedule 2.9 of $615,446 to be due and payable on or before the three-month calendar anniversary of the Closing Date or within the grace period as defined below. Thereafter, the second quarter payment of $257,323 shall be due and payable on or before six months from the Closing Date (or within the grace period as defined below); the third quarter payment of $257,323 shall be due and payable on or before nine months from the Closing Date (or within the grace period as defined below); the fourth quarter payment of $260,398 shall be due and payable on or before 12 months from the Closing Date (or within the grace period as defined below); the fifth quarter payment of $520,867 shall be due and payable on or before 15 months from the Closing Date (or within the grace period as defined below); and the sixth quarter payment of $288,642 shall be due and payable on or before 18 months from the Closing Date (or within the grace period as defined below). Such additional paid-in capital shall not dilute the collective thirty-six (36%) ownership interest of the Sellers in the Buyer. The proceeds of such additional funding shall be used for research and development efforts to further develop the Company’s business in producing oil from microalgae. In the event that the Parent does not provide such additional paid-in capital in accordance with the aforementioned schedule or within a grace period of 45 days following each deadline for payment of such additional paid-in capital as described above, then, unless otherwise agreed to in writing by the Sellers, the Parent shall forfeit a pro-rata amount (based on the amount of paid-in capital to be provided in such tranche divided by $2,200,000) of Sixty-Six and Two-Thirds percent (66 2/3%) of the shares of Common Stock of the Buyer held by Parent. In such event, the Parent agrees to take all actions and execute all agreements reasonable or necessary to evidence the forfeiture of such shares of Common Stock of the Buyer. Following the Closing and until the earlier of the time the that the Earn-Out is paid or the Earn-Out End Date, all transactions between the Buyer or the Company, on the one hand, and the Parent or any of its Affiliates, on the other hand, shall be made on an arms-length basis on terms no less favorable than those that would be obtained with third parties, and furthermore the Earn-Out End Date described in Section 2.4 shall be extended one day for every additional day that Parent fails to timely meet the requirements of Schedule 2.9.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

          Each Seller severally represents and warrants as follows:

          3.1 Organization and Authority. If such Seller is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Such Seller has full power, authority and legal capacity to execute and deliver the Transaction Documents to which such Seller is a party and to perform such Seller’s obligations thereunder. If such Seller is not an individual, the execution and delivery by such Seller of each Transaction Document to which it is a party and the performance by such Seller of the Transactions have been duly approved by the board of directors or comparable governing body of such Seller and, if required by Law, the equity holders of such Seller. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with the terms of this Agreement. Upon the execution and delivery by such Seller of each Transaction Document to which such Seller is a party, such Transaction Document will constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with the terms of such Transaction Document.

          3.2 Share Ownership. Such Seller owns of record and beneficially the number of shares of Common Stock of the Company set forth next to such Seller’s name in Schedule 3.2, free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law and restrictions listed on Schedule 3.2 that will be terminated before the Closing). Except as set forth on Schedule 3.2, such Seller is not a party to: (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any shares of Common Stock of the Company or (b) any voting trust, proxy or other Contract relating to the voting of any shares of Common Stock of the Company. The Sellers represent that together they own 100% of the outstanding Common Stock of the Company and that there are no outstanding shares of Preferred Stock or any other class of stock of the Company.

          3.3 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which such Seller or any of such Seller’s shares of Common Stock of the Company is subject; (b) if such Seller is not an individual, violate any Organizational Document of such Seller; (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s shares of Common Stock of the Company are subject or the performance of which is guaranteed by such Seller; or (d) result in the imposition of any Encumbrance on any of such Seller’s shares of Common Stock of the Company. Other than HSR Act filings (if applicable), such Seller need not notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

          3.4 Litigation. There is no Proceeding pending or, to the Knowledge of such Seller, threatened or anticipated against such Seller relating to or affecting the Transactions.

          3.5 No Brokers’ Fees. Such Seller has no current engagement with any broker, finder or agent with respect to the Transactions to be performed on or before the Closing Date other than Oracle Capital LLC.

          3.6 Investment Intent. Each Seller is an Accredited Investor as defined in Rule 501 of Regulation D of the Securities Act and/or a sophisticated investor under Section 4(2) of the Securities Act. Each Seller understands that the certificates representing Buyer’s Share Amount will be legended with an appropriate restrictive legend. Further, each Seller represents that the Seller is acquiring the Buyer’s Share Amount hereunder for its own account and not with a view to distribution of such shares in violation of the Securities Act.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

          Each representation and warranty contained in this Article IV is qualified by disclosures made in the Company Disclosure Schedule attached hereto as Exhibit C that correspond or reasonably relate to the applicable section in this Agreement. Except as set forth on the Company Disclosure Schedule, the Company represents and warrants to the Buyer as follows:

          4.1 Organization, Qualification and Corporate Power. Schedule 4.1 sets the Company’s jurisdiction of incorporation, the other jurisdictions in which it is qualified to do business, and its directors and officers. The Company is corporation duly organized, validly existing and in good standing under the laws of Hawaii. The Company is duly qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has corporate power and authority to conduct the business in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. The Company has made available to the Buyer correct and complete copies of the Organizational Documents of the Company. The Company is not in violation of any of its Organizational Documents. The minute books, the stock certificate books and the stock ledger of the Company, in each case as made available to the Buyer, are correct and complete. The Company does not have any subsidiaries.

          4.2 Capitalization. Schedule 4.2 describes the capital stock of the Company and the number of shares of Common Stock issued and outstanding and owned by the Sellers. There are no outstanding shares of Preferred Stock or any other class of stock other than Common Stock. Except as set forth on Schedule 4.2, there are no outstanding securities, options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem the equity of the Company. There is no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. The Company has not violated any securities Law in connection with the offer, sale or issuance of any of its capital stock or other equity or debt securities. There are no voting trusts, proxies or other Contracts relating to the voting of the outstanding Common Stock of the Company.

          4.3 Authority. The Company has the authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all requisite corporate action on its part. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms of this Agreement.

          4.4 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which the Company or any asset owned or used by the Company is subject; (b) violate any Permit of the Company or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit of the Company; (c) violate any Organizational Document of the Company; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which the Company is a party or by which the Company is bound or to which any asset of the Company is subject or under which the Company has any rights or the performance of which is guaranteed by the Company; (e) cause the Buyer or the Company to have any Liability for any Tax; or (f) result in the imposition of any Encumbrance upon any asset owned or used by the Company. The Company does not need to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

          4.5 Financial Statements.

                    (a) Attached to Schedule 4.5 are the following financial statements (collectively, the “Financial Statements”): (i) unaudited balance sheet of the Company as of December 31, 2010 and Income Statement and Cash Flow Statements for the year ended December 31, 2010; and (ii) an unaudited, consolidated balance sheet (the “Interim Balance Sheet”) of the Company as of June 5, 2011 (the “Interim Balance Sheet Date”), and statements of income, changes in stockholders’ equity, and cash flow for the four-month period then ended. The Financial Statements in all material respects present fairly the financial condition of the Company as of and for their respective dates; provided, however, that the interim financial statements described in clause (ii) above are subject to normal, recurring year-end adjustments (which are not expected to be, individually or in the aggregate, materially adverse) and lack notes (which, if presented, would not differ materially from the notes accompanying the December 31, 2010 Balance Sheet).

                    (b) The Company’s books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects and all transactions to which the Company is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, returns and allowances granted by the Company with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in the Company’s industry, (iv) form the basis for the Financial Statements and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of the Company on an accrual basis. All computer-generated reports and other computer output included in the Company’s books and records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data. The Company’s management information systems, or those of its accounting firm, are adequate for the preservation of relevant information and the preparation of accurate reports.

                    (c) The Company’s Closing Balance Sheet, to be delivered by the Company in accordance with Section 6.8, in all material respects presents fairly the financial condition of the Company as of the Closing.

                    (d) The Company had a Note payable of $250,000 at December 31, 2010 and a Note payable of $354,074 at the Interim Balance Sheet date of June 5, 2011. The aforementioned Notes payable were in each case representing monies owed to 11 Good Energy, Inc.

          4.6 Absence of Certain Changes. Except as set forth on Schedule 4.6, since the Balance Sheet Date:

                    (a) the Company has not sold, leased, transferred or assigned any asset, other than for fair consideration in the ordinary course of business;

                    (b) the Company has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets in excess of $5,000;

                    (c) the Company has not entered into any Contract (or series of related Contracts) involving the payment or receipt of more than $5,000 or that cannot be terminated without penalty on less than six months notice and no Person has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) involving more than $5,000 to which the Company is a party or by which any of them or any of their assets is bound;

                    (d) no Encumbrance (other than any Permitted Encumbrance) has been imposed upon any asset of the Company;

                    (e) the Company has not made any capital expenditure (or series of related capital expenditures) involving more than $5,000 or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $5,000;

                    (f) the Company has not issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than $5,000 in the aggregate or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date;

                    (g) the Company has not canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $5,000;

                    (h) the Company has not issued, sold or otherwise disposed of any of its Common Stock or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its Common Stock or declared, set aside, made or paid any dividend or distribution with respect to its Common Stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any Common Stock of the Company or amended any of its Organizational Documents;

                    (i) the Company has not (i) conducted its businesses outside the ordinary course of business consistent with past practices, (ii) made any loan to, or entered into any other transaction with, any of its directors, officers or employees on terms that would not have resulted from an arms-length transaction, (iii) entered into any employment Contract or modified the terms of any existing employment Contract, (iv) granted any increase in the base compensation of any of its directors, officers or, except in the ordinary course of business, employees or (v) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its directors, officers or employees;

                    (j) the Company has not (i) made or rescinded a material Tax election affecting the Company, (ii) settled any Tax Liability affecting the Company, (iii) filed any material Tax Return of the Company, or (iv) made a material change in any fiscal or Tax method of accounting or accounting practice used by the Company except as required by law (which change in method of accounting or accounting practice is not disclosed in writing to the Buyer);

                    (k) there has not been any Proceeding commenced nor, to the Knowledge of the Company, threatened or anticipated relating to or affecting the Company or its businesses or any asset owned or used by it;

                    (l) there has not been (i) any loss of any material customer, distribution channel, sales location or source of supply of raw materials, Inventory, utilities or contract services or the receipt of any notice that such a loss may be pending, (ii) any occurrence, event or incident related to the Company outside of the ordinary course of business or (iii) any material adverse change in the businesses, operations, properties, prospects, assets, Liabilities or condition (financial or otherwise) of the Company and no event has occurred or circumstance exists that may result in any such material adverse change; and

                    (m) the Company has not agreed or committed to any of the foregoing.

          4.7 No Undisclosed Liabilities. Except as set forth on Schedule 4.7, the Company does not have any material Liability, except for (a) Liabilities under executory Contracts that are either listed on Schedule 4.13 or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract, (b) Liabilities to the extent reflected or reserved against on the Interim Balance Sheet and (c) current Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).

          4.8 Title to Assets. Except as set forth on Schedule 4.8, the Company has good and marketable title to, or a valid leasehold interest in, every property or asset used by it, located on its premises, purported to be owned by it, or shown on the Interim Balance Sheet or acquired by the Company after the Interim Balance Sheet Date (the “Assets”), free and clear of any Encumbrances except Permitted Encumbrances, except for properties and assets disposed of in the ordinary course of business consistent with past practices since the Interim Balance Sheet Date.

          4.9 Tangible Personal Property; Condition of Assets. Schedule 4.9 lists all of the Company’s tangible personal property, including, without limitation, plant property, machinery, equipment, parts, tools, fixtures, furniture, office equipment, computer hardware, supplies, motor vehicles, trucks and other items of tangible personal property (other than Inventory) (the “Tangible Personal Property”) that has a net book value in excess of $1,000. To the Company’s Knowledge, the Tangible Personal Property are structurally sound, free from material defects, in good operating condition and repair and adequate for the uses to which they are being put, ordinary wear and tear excepted. To the Company’s Knowledge, none of such Tangible Personal Property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such Tangible Personal Property.

          4.10 Accounts Receivable. The Company has no Accounts Receivable, except as set forth in Schedule 4.10.

          4.11 Inventory. The Company has no inventory except as set forth in Schedule 4.11.

          4.12 Real Property. The Company has no real property interests, except as follows:

                    (a) Schedule 4.12(a) lists all of the real property and interests therein owned by the Company (with all easements and other rights appurtenant to such property, the “Owned Real Property”). Except as set forth on Schedule 4.12(a), the Company has good and marketable fee simple title to the Owned Real Property, free and clear of any Encumbrances, except Permitted Encumbrances. The Company is not a lessor of any parcel of Owned Real Property or any portion thereof or interest therein.

                    (b) Schedule 4.12(b) lists all of the real property and interests therein leased, subleased or otherwise occupied or used by the Company (with all easements and other rights appurtenant to such property, the “Leased Real Property”). For each item of Leased Real Property, Schedule 4.12(b) also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which the Company holds a possessory interest in the Leased Real Property and all amendments, renewals, or extensions thereto (each, a “Lease”). Except as set forth on Schedule 4.12(b), the leasehold interest of the Company with respect to each item of Leased Real Property is free and clear of any Encumbrances, except Permitted Encumbrances. The Company is not a sublessor of, or has assigned any lease covering, any item of Leased Real Property. Leasing commissions or other brokerage fees due from or payable by the Company with respect to any Lease have been paid in full.

                    (c) The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) constitute all interests in real property currently used in connection with the business of the Company. The Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use, occupancy, value or marketability of title to the Real Property, (ii) as set forth in Schedule 4.12(c) or (iii) with respect to each item of Leased Real Property, as set forth in the Lease relating to such item. To the Knowledge of the Company, all buildings, plants, structures and other improvements owned or used by the Company lie wholly within the boundaries of the Real Property and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person. Except as set forth in Schedule 4.12(c), to the Knoweledge of the Company, the Real Property complies with all Laws, including zoning requirements, and the Company has not received any notifications from any Governmental Body or insurance company recommending improvements to the Real Property or any other actions relative to the Real Property. The Company has made available to the Buyer a copy of each deed and other instrument (as recorded) by which the Company acquired any Real Property and a copy of each title insurance policy, opinion, abstract, survey and appraisal relating to any Real Property. The Company is not a party to or bound by any Contract (including any option) for the purchase or sale of any real estate interest or any Contract for the lease to or from the Company of any real estate interest not currently in possession of the Company.

          4.13 Contracts.

                    (a) Schedule 4.13 lists the following Contracts to which the Company is a party or by which the Company is bound or to which any asset of the Company is subject or under which the Company has any rights or the performance of which is guaranteed by the Company (collectively, with the Leases and Licenses, the “Material Contracts”): (i) each Contract (or series of related Contracts) that involves delivery or receipt of products or services of an amount or value in excess of $10,000 or that involves expenditures or receipts in excess of $10,000; (ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year), including each Lease and License; (iii) each licensing agreement or other Contract with respect to Intellectual Property, including any agreement with any current or former employee, consultant or contractor regarding the appropriation or non-disclosure of any Intellectual Property; (iv) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees; (v) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or Liabilities with any other Person; (vi) each Contract containing any covenant that purports to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person; (vii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (viii) each power of attorney; (ix) each Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by the Company to be responsible for consequential, incidental or punitive damages; (x) each Contract (or series of related Contracts) for capital expenditures in excess of $10,000; (xi) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the ordinary course of business; (xii) each Contract for Indebtedness; (xiii) each employment or consulting Contract; (xiv) each Contract to which any Seller or any Related Person of any Seller or of the Company is a party or otherwise has any rights, obligations or interests; and (xv) each Contract not terminable without penalty on less than one month notice.

                    (b) The Company has made available to the Buyer a correct and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each other Material Contract. Each Material Contract, with respect to the Company, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. Each Material Contract, with respect to the other parties to such Material Contract, to the Knowledge of the Company, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. The Company is not in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract. To the Knowledge of the Company, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract. No party to any Material Contract has repudiated any provision of any Material Contract.

          4.14 Intellectual Property.

                    (a) To the Knowledge of the Company, the Company owns or has the right to use all Intellectual Property necessary for the operation of the business of such Company as presently conducted. To the Knowledge of the Company, each item of Intellectual Property owned, licensed or used by the Company immediately prior to the Closing will be owned, licensed or available for use by such Company on identical terms and conditions immediately following the Closing. The Company has taken all commercially reasonable action to maintain and protect each item of Intellectual Property that it owns, licenses or uses. To the Knowledge of the Company, each item of Intellectual Property owned, licensed or used by the Company is valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.

                    (b) To the Knowledge of the Company, the Company has not violated or infringed upon or otherwise come into conflict with any Intellectual Property of third parties, and the Company has not received any notice alleging any such violation, infringement or other conflict. To the Knowledge of the Company, no third party has infringed upon any Intellectual Property of the Company.

                    (c) Schedule 4.14(c) identifies each patent or registration (including copyright, trademark and servicemark) that has been issued to the Company (whether active and in force or abandoned, lapsed, canceled or expired) with respect to any of its Intellectual Property, identifies each patent application or application for registration (whether pending, abandoned, lapsed, canceled or expired) that the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission that the Company has granted to any third party (whether active and in force or terminated, canceled or expired) with respect to any of its Intellectual Property. The Company has made available to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (or, if oral, written summaries thereof) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4.14(c) also identifies each trade name or unregistered trademark or service mark owned by the Company and each proprietary manufacturing process. With respect to each item of Intellectual Property required to be identified in Schedule 4.14(c) and except as expressly set forth on Schedule 4.14(c): (i) to the Knowledge of the Company, the Company possess all right, title and interest in and to the item, free and clear of any Encumbrance; (ii) the item is not subject to any Order; (iii) no Proceeding is pending or, to the Knowledge of the Company, is threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of the item; and (iv) the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

                    (d) Schedule 4.14(d) identifies each item of Intellectual Property that any Person other than the Company owns and that the Company uses pursuant to license, agreement or permission (excluding all commercial off-the-shelf, clickwrap, shrinkwrap, or clickthrough software) (a “License”). With respect to each item of Intellectual Property required to be identified in Schedule 4.14(d): (i) to the Knowledge of the Company, such item is not subject to any Order; (ii) to the Knowledge of the Company, no Proceeding is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) the Company has not granted any sublicense or similar right with respect to the License relating to such item.

          4.15 Tax.

                    (a) The Company has timely filed with the appropriate Governmental Body all material Tax Returns that such Company is required to have filed. All Tax Returns filed by the Company are true, correct and complete in all material respects and copies have been provided to Buyer. All Taxes owed (or to be remitted) by the Company (whether or not shown on any Tax Return) have been paid to the proper Governmental Body. No written claim has been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that such Company is or may be subject to the payment, collection or remittance of any Tax of that jurisdiction or is otherwise subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax. The Company has made available to the Buyer true, correct and complete copies of all income Tax Returns filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, the Company during the three-year period ending on the date hereof.

                    (b) The Company has withheld or collected, and paid to the proper Governmental Body, all Taxes required to have been withheld or collected and remitted, and complied with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, customer, creditor, stockholder, independent contractor, or other third party.

                    (c) The Company does not expect any Governmental Body to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted by the Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which the Company has Knowledge.

                    (d) The Company has not waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Governmental Body to agree, to any extension of time with respect to any Tax. No extension of time within which to file any Tax Return of the Company has been requested, granted or currently is in effect.

                    (e) The Company has not filed a consent under Code § 341(f), as in effect prior to the Jobs and Growth Tax Reconciliation Act of 2003, concerning collapsible corporations. The Company has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code § 280G or Code § 162(m). The Company has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. The Company is not a party to any Tax allocation, sharing, reimbursement or similar agreement. The Company has not been a member of any “affiliated group” as defined in Code § 1504(a) (or any similar group defined under a similar provision of state, local or foreign Law) filing a consolidated federal, state, local or foreign income Tax Return (other than a group the common parent of which was the Company). The Company does not have any Liability for Taxes of any Person (other than the Company) under Treasury Regulation § 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, by Contract, or otherwise. The Company has not participated in an international boycott within the meaning of Code § 999. The Company has not agreed, or is required to make, any adjustments under Code § 481(a) by reason of a change in method of accounting or otherwise. No asset of the Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of § 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or (ii) constitutes “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Code § 168. The Company has not been a “distributing company” within the meaning of Code § 355(c)(2) with respect to a transaction described in Code § 355 within the six-year period ending on the date hereof.

                    (f) The unpaid Taxes of the Company (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

                    (g) The Company has not, directly or indirectly, participated in any transaction (including, the transactions contemplated by this Agreement) that would constitute (i) a “reportable transaction” or “listed transaction” as defined in Treasury Regulation § 1.6011-4 or (ii) a “tax shelter” as defined in Code § 6111 and the Treasury Regulations thereunder.

          4.16 Legal Compliance. Except as set forth on Schedule 4.16(a), the Company is and, since formation, has been, in compliance in all material respects with all applicable Laws and Permits. Except as set forth on Schedule 4.16(a), no Proceeding is pending, nor has been filed or commenced, against the Company alleging any failure to comply with any applicable Law or Permit. The Company has not received any notice or other communication from any Person regarding any actual, alleged or potential violation by the Company of any Law or Permit or any cancellation, termination or failure to renew any Permit held by the Company. Schedule 4.16(b) contains a complete and accurate list of each Permit held by the Company or that otherwise relates to the business of, or any asset owned or used by, the Company. Each listed Permit is valid and in full force and effect. Each listed Permit is renewable for no more than a nominal fee and, to the Knowledge of the Company, there is no reason why such Permit will not be renewed. The Permits listed on Schedule 4.16(b) constitute all of the Permits necessary to allow the Company to lawfully conduct and operate its businesses as currently conducted and operated and to own and use its assets as currently owned and used.

          4.17 Litigation. There is no proceeding pending or, to the Knowledge of the Company, threatened or anticipated relating to or affecting (a) the Company or its businesses or any asset owned or used by it or (b) the Transactions. To the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. Also, there is no outstanding Order to which the Company or any asset owned or used by it is subject.

          4.18 Product and Service Warranties. The Company has not manufactured or sold any products or services to any customer of the Company.

          4.19 Environmental. Except as set forth on Schedule 4.19, to the Knowledge of the Company, the Company has complied and is in material compliance with all Environmental Laws. To the Knowledge of the Company, the Company has obtained and complied with, and is in compliance with, all Permits that are required pursuant to any Environmental Law for the occupation of its facilities and the operation of its businesses. All such required Permits are set forth on Schedule 4.16(b). The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law. Except as set forth on Schedule 4.19, to the Knowledge of the Company, none of the following exists at any property or facility currently owned or operated by the Company and none of the following existed at any property or facility previously owned or operated by the Company at or before the time the Company ceased to own or operate such property or facility: (a) underground storage tanks, (b) asbestos-containing material in any form or condition, (c) materials or equipment containing polychlorinated biphenyls, or (d) landfills, surface impoundments or disposal areas. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) in a manner that has given or would give rise to any Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law. Neither this Agreement nor the Transactions will result in any Liability for site investigation or cleanup, or notification to or Consent of any Person, pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Laws. The Company has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law.

          4.20 Employees. Schedule 4.20 sets forth the name, job title, current rate of direct compensation, date of commencement of employment, any change in compensation since January 1, 2011 and sick and vacation leave that is accrued and unused with respect to each Active Employee whose rate of direct compensation (including wages, salaries and actual or anticipated bonuses), plus the annual value of other benefits not made available to the applicable Company’s other employees generally, either exceeded $10,000 during the previous calendar year or is reasonably likely to exceed $10,000 during the current calendar year (determined, for such purposes, without regard to the Transactions). The Company is not and has not been a party to or bound by any collective bargaining agreement. The Company has not experienced any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice or other collective bargaining dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has not committed any unfair labor practice. To the Knowledge of the Company, (a) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute and (b) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. To the Knowledge of the Company, no employee, officer or director of the Company is a party to or bound by any agreement that (i) could adversely affect the performance of his or her duties as an employee, officer or director other than for the benefit of the Company, (ii) could adversely affect the ability of the Company to conduct its businesses, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Company. To the Knowledge of the Company, no employee of the Company has any plans to terminate employment with the Company.

          4.21 Employee Benefits.

                    (a) Schedule 4.21 lists each Employee Benefit Plan that the Company maintains or to which the Company contributes, has any obligation to contribute or has any other Liability.

                    (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) materially complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable Laws.

                    (ii) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1s and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                    (iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                    (iv) Each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Code § 401(a), has received a favorable determination letter from the IRS that it is such a “qualified plan,” and, to the Knowledge of the Company, there are no facts or circumstances that could result in the revocation of such determination letter.

                    (v) The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating under the standard termination procedures of ERISA § 4041 on the date for determination.

                    (vi) The Company has not any commitment, intention or understanding to modify or terminate any such Employee Benefit Plan.

                    (vii) The execution of the Transaction Documents and the performance of the Transactions will not constitute a triggering event under any such Employee Benefit Plan that (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, “parachute payment” (as defined in Code § 280G), acceleration, vesting or increase in benefits to any employee, former employee or director of the Company.

                    (viii) The Company has made available to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the Form 5500 Annual Reports and non-discrimination testing results for the two most recent plan years, and all related trust agreements, insurance contracts and other funding agreements that implement each such Employee Benefit Plan.

                    (b) With respect to each Employee Benefit Plan that the Company (or any entity treated as a single employer with the Company for purposes of Code § 414) maintains or has maintained or to which any of them contributes, has contributed, or has been required to contribute or had any Liability:

                    (i) No such Employee Benefit Plan that is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a “reportable event” (as defined in ERISA § 4043) as to which notices would be required to be filed with the PBGC. No Proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been commenced or, to the Knowledge of the Company, is threatened or anticipated.

                    (ii) There has been no “prohibited transaction” (as defined in ERISA § 406 or Code § 4975) with respect to any such Employee Benefit Plan. No “fiduciary” (as defined in ERISA § 3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened or anticipated. To the Knowledge of the Company, there is no basis for any such Proceeding. There are no pending, or to the Knowledge of the Company, threatened or anticipated claims with respect to any such Employee Benefit Plan other than routine claims for benefits.

                    (iii) The Company has not incurred and, to the Knowledge of the Company, the Company is not reasonably likely to incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA § 4201) or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

                    (c) The Company nor any other member of the “controlled group” (as defined in Code § 1563) that includes the Company contributes, has contributed, has been required to contribute, or as a result of the Transactions will be required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA § 4201) under any Multiemployer Plan. The Company does not maintain, and has not maintained, and does not contribute, and has not contributed or been required to contribute, or as a result of the Transactions will be required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with COBRA).

          4.22 RESERVED.

          4.23 Transactions with Related Persons. Except as set forth in Schedule 4.23, since inception of the Company, no shareholder, officer, director or employee of the Company or any Related Person of any the foregoing has (a) owned any interest in any asset used in the business of the Company, (b) been involved in any business or transaction with the Company or (c) engaged in competition with the Company. Except as set forth in Schedule 4.23, no shareholder, officer, director or employee of the Company nor any Related Person of any of the foregoing (i) is a party to any Contract with, or has any claim or right against, the Company or (ii) has any Indebtedness owing to the Company. Except as set forth in Schedule 4.23, the Company does not have any (A) claim or right against any shareholder, officer, director or employee of the Company or any Related Person of any of the foregoing or (B) Indebtedness owing to any shareholder, officer, director or employee of the Company or any Related Person of any of the foregoing.

          4.24 RESERVED

          4.25 RESERVED

          4.26 No Brokers’ Fees. The Company does not have any Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions, except for Oracle Capital LLC, which is the placement agent in the Transaction.

          4.27 RESERVED

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

          The Buyer and the Parent each represent and warrant to the Sellers as follows:

          5.1 Organization and Authority. The Buyer is a recently formed corporation and is duly organized, validly existing and in good standing under the laws of Delaware. The Buyer and the Parent each have full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its respective obligations thereunder. The execution and delivery by the Buyer and the Parent of each Transaction Document to which the Buyer or the Parent is a party and the performance by the Buyer of the Transactions have been duly approved by all requisite corporate action of the Buyer and the Parent. This Agreement constitutes the valid and legally binding obligation of the Buyer and the Parent, enforceable against the Buyer and the Parent in accordance with the terms of this Agreement. Upon the execution and delivery by the Buyer and the Parent of each Transaction Document to which the Buyer or the Parent is a party, such Transaction Document will constitute the valid and legally binding obligation of the Buyer and the Parent, enforceable against the Buyer and the Parent in accordance with the terms of such Transaction Document.

          5.2 No Conflicts; No Violation. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which the Buyer or the Parent is subject; (b) violate any Organizational Document of the Buyer or the Parent; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which the Buyer or the Parent is a party or by which the Buyer or the Parent is bound or the performance of which is guaranteed by the Buyer or the Parent. Other than HSR Act filings to the extent applicable, the Buyer need not notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions. The Parent is not in breach of that certain Confidential Disclosure Agreement, dated as of July 23, 2009, by and between the Company and the Parent.

          5.3 Litigation. There is no Proceeding pending or, to the knowledge of the Buyer or the Parent, threatened or anticipated against the Buyer or the Parent relating to or affecting the Transactions.

          5.4 No Brokers’ Fees. The Buyer and the Parent have no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which any Seller could be liable, except for the placement fees of Oracle Capital LLC.

          5.5 Investment Intent. The Buyer is acquiring all of the Seller’s shares of Common Stock of the Company purchased hereunder for its own account and not with a view to distribution of such Shares in violation of the Securities Act. The Buyer is an Accredited Investor as defined in Rule 501 of Regulation D of the Securities Act.

          5.6 Share Ownership. Immediately prior to the Closing Date, all of the issued and outstanding shares of the common stock of Buyer shall not exceed 100,000 shares. As a result of Sellers receiving an aggregate Share Amount of 36,000 shares and of Oracle receiving a Share Amount of 4,000 shares, Sellers shall collectively own 36% of Buyer and Oracle shall own 4% of Buyer after the closing of the Transaction.

          5.7 Independent Investigation. The Parent, the Buyer and their Representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the Company.

          5.8 No Knowledge of Company’s or Sellers’ Breach. Neither the Parent, the Buyer nor any of their Affiliates has knowledge of any breach or any representation, warranty, condition or agreement in this Agreement by the Company or any of the Sellers.

          5.9 Limited Representations. The Buyer and the Parent acknowledge that none of the Company, the Sellers or any other Person acting on their behalf will have or be subject to any liability or indemnification obligation to the Buyer or the Parent or any other Person resulting from the distribution to the Buyer or the Parent, or the use by the Buyer or the Parent of any information not expressly set forth in Article III or Article IV, including any information, documents, projections, forecasts or other material made available to the Buyer or the Parent, confidential information memoranda, management presentations, meetings, information requests, due diligence or in any other form in expectation of the transactions contemplated by this Agreement. In connection with the investigation by the Buyer and the Parent of the Company, the Buyer and the Parent have received or may receive from the Company certain projections, forward-looking statements and other forecasts and certain business plan information. The Buyer and the Parent acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer and the Parent are familiar with such uncertainties, that the Buyer and the Parent are taking full responsibility for making their own evaluation of the adequacy an accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying estimates, projections, forecasts or plans), and that the Buyer and the Parent shall have no claim against anyone with respect thereto. Accordingly, the Buyer and the Parent acknowledge that the Company makes no representation or warranty with respect to such estimates, projects, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE VI
PRE-CLOSING COVENANTS

          The Parties agree as follows with respect to the period between the date hereof and the Closing.

          6.1 Best Efforts. Each Party will use its best efforts to take all actions necessary, proper or advisable in order to perform the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VII).

          6.2 Approvals and Consents. As promptly as practicable after the date hereof, each Party will, and the Sellers and the Company will cause the Company to, make all filings required by Law (if any) to be made by them in order to perform the Transactions contemplated to be performed on or before the Closing Date, including all applicable HSR Act filings. Each Party will, and the Sellers and the Company will cause the Company to, cooperate with the other Parties and their respective Representatives with respect to all filings (if any) that such other Parties make in connection with the Transactions. As promptly as practicable after the date hereof, the Sellers and the Company will cause the Company to solicit the Consents set forth with respect to such Company on Schedule 6.2, but not prior to the Buyer’s approval of the form and substance of each such Consent, which approval will not be unreasonably withheld or delayed. The Sellers and the Company will cause each party to use its best efforts and the Buyer will cooperate in all reasonable respects with the Sellers and the Company, to obtain all such Consents.

          6.3 Operation of Business. The Sellers and the Company will, and will cause the Company to: (a) conduct the business of the Company only in the ordinary course of business; (b) use their best efforts to maintain the businesses, properties, physical facilities and operations of the Company, preserve intact the current business organization, Intellectual Property and Technology of the Company, keep available the services of the current officers, employees and agents of the Company, and maintain the relations and goodwill with suppliers, customers, lessors, licensors, lenders, creditors, employees, agents and others having business relationships with the Company; (c) confer with the Buyer concerning matters of a material nature to the Company; (d) confer with the Buyer with respect to, and provide the Buyer with copies of, Tax Returns before filing and refrain from making any material new election with respect to Taxes; and (e) deliver to the Buyer monthly financial statements of the Company as they become available to the Company and otherwise report periodically to the Buyer concerning the status of the businesses, operations and finances of the Company. The Sellers and the Company will not, and will cause the Company not to, engage in any practice, take any action, fail to take any action, or enter into any transaction as a result of which any change or event listed in Section 4.6 is likely to or does occur.

          6.4 Full Access. The Sellers and the Company will, and will cause the Company and its Representatives to, (a) permit the Buyer and its Representatives to have full access to all premises, properties, personnel (including the opportunity to discuss the affairs of the Company with such personnel), books, records, Contracts, documents and data of or pertaining to the Company, (b) furnish the Buyer and its Representatives with copies of all such books, records, Tax Returns, Contracts, documents and data as the Buyer may reasonably request, (c) furnish the Buyer and its Representatives with such additional financial, operating, and other data and information (including compilations and analyses thereof) as the Buyer may reasonably request and (d) afford the Buyer and its Representatives full access to perform appropriate environmental inspections on all Real Property. Notwithstanding the foregoing, neither Sellers nor the Company shall be obligated to provide to Buyer nor its Buyer’s Representatives nor shall Buyer nor Buyer’s Representatives be entitle to receive any additional information regarding the Technology prior to the conclusion of the Closing.

          6.5 Notice of Developments. The Sellers and the Company will immediately notify the Buyer in writing of (a) any fact or condition existing prior to or on the date hereof that constitutes a breach of any representation or warranty of any Seller or the Company in this Agreement and (b) any fact or condition developing after the date hereof that would constitute a breach of any representation or warranty of any Seller or the Company in this Agreement if such representation or warranty were made on the date of the occurrence or discovery of such fact or condition.

          6.6 Exclusivity. Each Seller and the Company agrees that it will not, and will cause its Representatives, the Company, and the Company’s Representatives not to, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than the Buyer and its Affiliates and Representatives) relating to any transaction involving the sale of any equity interest or assets (other than the sale of Inventory in the ordinary course of business) of the Company or any acquisition, divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption, financing or similar transaction involving the Company (in each case, an “Acquisition Proposal”); or (b) participate in any discussion or negotiation regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal. If any Person makes an Acquisition Proposal, the Sellers and the Company will immediately notify the Buyer of such Acquisition Proposal and all related details. Each Seller agrees not to vote its Shares in favor of any transaction associated with an Acquisition Proposal.

          6.7 Confidentiality, Press Releases and Public Announcements. Each Party will, and will cause its respective Representatives to, and the Sellers and the Company will cause the Company and its Representatives to, maintain in confidence all information received from another Party, the Company or a Representative of another Party or the Company in connection with this Agreement or the Transactions (including the existence and terms of this Agreement and the Transactions) and use such information solely to evaluate the Transactions, unless (a) such information is already known to the receiving Party or its Representatives, (b) such information is subsequently disclosed to the receiving Party or its Representatives by a third party that, to the knowledge of the receiving Party, is not bound by a duty of confidentiality, (c) such information becomes publicly available through no fault of the receiving Party, (d) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the performance of the Transactions (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure) or

(e) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceeding, Law or any listing or trading agreement concerning its publicly-traded securities (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure). No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers’ Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or any listing or trading agreement concerning its publicly-traded securities (in which case such Party will use its best efforts to advise the other Parties prior to making the disclosure). The Sellers and the Buyer will consult with each other concerning the means by which any employee, customer or supplier of the Company or any other Person having any business relationship with the Company will be informed of the Transactions, and the Buyer will have the right to be present for any such communication.

          6.8 Closing Balance Sheet. No later than one Business Day prior to the Closing Date, the Company will deliver to the Buyer a Closing Balance Sheet together with supporting work papers, payoff letters and any other related documentation requested by the Buyer.

ARTICLE VII
CLOSING CONDITIONS

          7.1 Conditions to the Buyer’s Obligations. The Buyer’s obligation to perform the Transactions contemplated to be performed on or before the Closing Date is subject to satisfaction, or written waiver by the Buyer, of each of the following conditions:

                    (a) (i) all of the representations and warranties of each Seller in Article III must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, (ii) each Seller must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing and (iii) each Seller must deliver to the Buyer at the Closing a certificate, in form and substance reasonably satisfactory to the Buyer, confirming satisfaction, with respect to such Seller, of the conditions in clauses (i) and (ii) above; provided, however, that such certificate, for purposes of the obligations under Article X, will certify that all of the representations and warranties of such Seller in Article III are accurate in all respects as if made on the Closing Date;

                    (b) (i) all of the representations and warranties of the Company in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, except in each case to the extent any such representation or warranty contains a materiality qualification, in which case such representation or warranty must have been and must be accurate in all respects, (ii) the Company must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing and (iii) the Company must deliver to the Buyer at the Closing a certificate, in form and substance reasonably satisfactory to the Buyer, confirming satisfaction of the conditions in clauses (i) and (ii) of Section 7.1(b) and in Sections 7.1(e) and 7.1(i); provided, however, that such certificate, for purposes of the obligations under Article X, will certify that all of the representations and warranties of the Company in this Agreement are accurate in all respects as if made on the Closing Date;

(c) each of the following documents must have been delivered to the Buyer and dated as of the Closing Date (unless otherwise indicated):

                    (i) An assignment of the certificates representing shares of Common Stock executed by each Seller and dated as of the Closing Date evidencing the sale of the Company shares being sold by each Seller to Buyer in form and substance reasonably satisfactory to the Buyer, for transfer to the Buyer;

                    (ii) the minute books and capital ledger of the Company;

                    (iii) the Non-Compete Agreements, executed by each Seller;

                    (iv) the Employment Agreements, executed by Frank Infelise and Mario Larach;

                    (v) signed resignations of each officer and each director of the Company, in form and substance reasonably satisfactory to the Buyer;

                    (vi) executed releases from each Seller, officer and director of the Company, in form and substance reasonably satisfactory to the Buyer;

                    (vii) upon request of Buyer, payoff letters with respect to the Funded Debt, dated as of the Closing Date or within a reasonable time prior to the Closing Date, and all documentation necessary or desirable to obtain releases of all Encumbrances related to the Funded Debt, including appropriate UCC termination statements, in each case in form and substance reasonably satisfactory to the Buyer;

                    (viii) a certificate of the secretary of the Company, in form and substance reasonably satisfactory to the Buyer, certifying that (A) attached thereto is a true, correct and complete copy of (1) the articles or certificate of incorporation of the Company certified as of a recent date by the Secretary of State of the State of Hawaii and the bylaws of the Company, (2) resolutions duly adopted by the board of directors and stockholders of the Company authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (3) a certificate of existence or good standing as of a recent date of the Company from the State of Hawaii and a certificate of existence or good standing as of a recent date of such Company from each state in which it is qualified to conduct business, (B) the resolutions referenced in subsection (A)(2) are still in effect and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect the Company’s existence or good standing in any such jurisdiction;

                    (ix) all consents to the Transactions shall be obtained by the Sellers in form and substance reasonably satisfactory to the Buyer;

                    (x) a certification of each Seller’s non-foreign status as set forth in Treasury Regulation § 1445-2(b);

                    (xi) any documents required by Section 2.2; and

                    (xii) such other documents as the Buyer may reasonably request for the purpose of (A) evidencing the accuracy of the Sellers’ and the Company’s representations and warranties, (B) evidencing the Sellers’ and the Company’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by the Sellers and the Company, (C) evidencing the satisfaction of any condition referred to in this Section 7.1 or (D) otherwise facilitating the performance of the Transactions.

                    (d) all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or otherwise been terminated and each other Consent listed in Schedule 6.2 must have been obtained, delivered to the Buyer, be in full force and effect and be in the form approved by the Buyer pursuant to Section 6.2;

(e) since the date hereof, there must not have been an event that has caused a Material Adverse Effect or could reasonably be expected to result in a Material Adverse Effect;

                    (f) there must not be any Proceeding pending or threatened against the Buyer or any of its Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions or (ii) may have the effect of preventing, delaying, making illegal or interfering with any of the Transactions;

(g) the performance of the Transactions must not, directly or indirectly, with or without notice or lapse of time, violate any Law; and

                    (h) the Buyer must have received the cash proceeds of the financing transactions necessary to perform the Transactions to be performed on the Closing Date and to fund the working capital requirements of the Company after the Closing, on terms and conditions satisfactory to the Buyer; and

(i) all Indebtedness owed to the Company by any Seller or any Related Person of any Seller must have been paid in full by such Person.

          7.2 Conditions to the Sellers’ Obligations. The Sellers’ obligations to perform the Transactions contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by the Sellers’ Representative, of the following conditions:

                    (a) (i) all of the representations and warranties of the Buyer in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, (ii) the Buyer must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing, and (iii) the Buyer must deliver to the Sellers’ Representative at the Closing a certificate, in form and substance reasonably satisfactory to the Sellers’ Representative, confirming satisfaction of the conditions in clauses (i) and (ii) above; provided, however, that such certificate, for purposes of the obligations under Article X, will certify that all of the representations and warranties of the Buyer in this Agreement are accurate in all respects as if made on the Closing Date;

(b) each of the following documents must have been delivered to the Sellers’ Representative:

                              (i) the Sellers’ Employment Agreements, executed by the Buyer or a Company, as applicable;

                              (ii) confirmation that the Cash Amount due to Sellers and the A/P Amount as required in this Agreement shall be satisfied as part of the transactions that occur as part of the Closing;

                              (iii) receipt of Buyer’s stock certificates in the name of each Seller representing their respective portion of the Share Amount; and

                              (iv) receipt of options to purchase common stock of the Parent, in the name of each Seller, as set forth in Section 2.2(c).

(c) all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or otherwise been terminated.

ARTICLE VIII
TERMINATION

          8.1 Termination Events. This Agreement may, by written notice given to the non-terminating Parties prior to the Closing, be terminated:

                    (a) by (i) the Buyer, if any representation or warranty made by any Seller or the Company is inaccurate in any material respect or any Seller or the Company has breached any covenant or agreement in this Agreement in any material respect or (ii) the Sellers’ Representative as defined in Section 11.14, if any representation or warranty made by the Buyer is inaccurate in any material respect or the Buyer has breached any covenant or agreement in this Agreement in any material respect;

                    (b) by (i) the Buyer, if any condition in Section 7.1 has not been satisfied or waived in writing by August 3, 2011 or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of the Seller or Company to comply with its obligations under this Agreement) or (ii) the Sellers’ Representative, if any condition in Section 7.2 has not been satisfied or waived in writing by August 3, 2011 or if satisfaction of any such condition is or becomes impossible (other than through the failure of Buyer to comply with such Party’s obligations under this Agreement); or

                    (c) by mutual consent in writing of the Buyer and the Sellers’ Representative.

          8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that the obligations in Section 6.7 (confidentiality) and Article XI (miscellaneous) will survive the termination.

ARTICLE IX
POST-CLOSING COVENANTS

          The Parties agree as follows with respect to the period following the Closing:

          9.1 Litigation Support. If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, then upon the request of such party each other Party will cooperate with the requesting Party and its counsel in the evaluation, pursuit, contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection therewith. The requesting Party will reimburse each other Party for its out-of-pocket expenses related to such cooperation (unless the requesting Party is entitled to indemnification therefor under Section 10.1 without regard to Section 10.4).

          9.2 Transition. No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, lessee, employee, Governmental Body, licensor, licensee, customer, supplier or other business associate of the Company from maintaining the same relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Each Seller will refer all inquiries relating to the businesses of the Company to the Buyer from and after the Closing.

          9.3 Confidentiality. Each Seller will, and will cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of the Buyer, except in connection with this Agreement or with the prior written consent of the Buyer. The covenants in this Section 9.3 will not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by such Seller or any of its Affiliates or Representatives or, to the Knowledge of such Seller, breach by any other Person of a duty of confidentiality to the Buyer or (b) such Seller is required to disclose by applicable Law; provided, however, that such Seller will notify the Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Buyer to limit the scope of such disclosure. At any time that the Buyer may request, each Seller will, and will cause its Affiliates and Representatives to, turn over or return to the Buyer all Confidential Information in any form (including all copies and reproductions thereof) in their possession or control.

          9.4 Payment of Expenses of the Company. Promptly after the conclusion of the Closing, Buyer shall cause the Company to satisfy all of the obligations of the Company that remain outstanding as of the Closing Date.

          9.5 Indemnification of Company Directors and Officers. From and after the Closing, the Buyer and the Company shall, jointly and severally to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the Company and each such Person who served at the request of the Company as a director, officer, trustee, partner, fiduciary, employee or agent (collectively the “Indemnified Officers and Directors”) from and against all Liabilities paid or incurred in connection with any claim or action (whether arising before or after the Closing), whether civil, administrative, criminal or investigative, arising out of or pertaining to any action or omission in their capacities as directors, officers, trustees, partners, fiduciaries, employees or agents, in each case occurring at or before the Closing (excluding the transactions contemplated by this Agreement), in each case to the fullest extent permitted by applicable Law or to the fullest extent permitted under the governance documents of the applicable entities or any applicable contract or agreement as in effect on the date hereof. Without limiting the foregoing, in the event of any such claim or action, (i) the Parent Corporation, the Buyer or the Company shall pay the reasonable fees and expenses of counsel selected by any Indemnified Officer and Director, which counsel shall be reasonably satisfactory to the Buyer or the Company, as the case may be, promptly after statements are received and (ii) the Parent Corporation, the Buyer and the Company shall cooperate in the defense of any such matter; provided, however, that neither the Parent Corporation, the Buyer nor the Company shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). For a period of six (6) years after the Closing, the Buyer shall not, and shall not permit the Company to, amend, alter, repeal or modify any provision in any of the Company’s articles of incorporation or bylaws relating to the exculpation or indemnification of any Indemnified Officers and Directors in any way that diminishes or adversely effects the indemnification or exculpations provided therein (unless required by Law), it being the intent of the Parties that the officers and directors of the Company who are officers and directors prior to the Closing shall continue to be entitled to such exculpation and indemnification to the full extent provided for under applicable Law. In the event that any claim or claims for indemnification are asserted or made within such six (6) year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims. In the event that the Parent, the Buyer, the Company or any of their respective successors or assigns consolidates with or merges into any Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provisions shall be made so that the successors and assigns or the surviving corporation honor the indemnification and other obligations set forth in this Section 9.5. Each Indemnified Officer and Director shall be a third party beneficiary under this Section 9.5 as separate contractual rights for his or her benefit, and such rights shall be enforceable by each such Indemnified Officer and Director, his or her heirs or personal representatives and shall be binding upon the Buyer, the Company and their respective successors and assigns.

ARTICLE X
INDEMNIFICATION

          10.1 Indemnification by the Sellers. After the Closing and subject to the terms and conditions of this Article X:

                    (a) Each Seller, severally and not jointly, will indemnify and hold harmless the Buyer, the Company and their respective Affiliates (other than the Sellers) and Representatives (other than the Sellers) from, and pay and reimburse the Buyer, the Company and their respective Affiliates (other than the Sellers) and Representatives (other than the Sellers) for, all Losses, directly or indirectly, relating to or arising from: (i) any breach or inaccuracy of any representation or warranty made by such Seller in Article III; (ii) any breach or inaccuracy of the certificate delivered by such Seller pursuant to Section 7.1(a); or (iii) any breach of any covenant or agreement of such Seller in this Agreement.

                    (b) The Sellers, jointly and not severally, will indemnify and hold harmless the Buyer, the Company and their respective Affiliates (other than the Sellers) and Representatives (other than the Sellers) from, and pay and reimburse the Buyer, the Company and their respective Affiliates (other than the Sellers) and Representatives (other than the Sellers) for, all Losses, directly or indirectly, relating to or arising from: (i) any breach or inaccuracy of any representation or warranty made by the Company in this Agreement; (ii) any breach or inaccuracy of any certificate delivered pursuant to Section 7.1 (other than Section 7.1(a)); (iii) any breach of any covenant or agreement of the Company in this Agreement; (iv) any claim by any Seller or any Person claiming through or on behalf of such Seller arising out of or relating to any act or omission by the Buyer or any other Person in reliance upon written instructions from or written notices given by the Sellers’ Representative; or (v) any matter set forth on Schedule 10.1.

          10.2 Indemnification by the Buyer. After the Closing, subject to the terms and conditions of this Article X, the Buyer will indemnify and hold harmless the Sellers from, and pay and reimburse the Sellers for, all Losses, directly or indirectly, relating to or arising from: (a) any breach or inaccuracy of any representation or warranty made by the Buyer in this Agreement or pursuant to the certificate delivered by the Buyer pursuant to Section 7.2; or (b) any breach of any covenant or agreement of the Buyer in this Agreement.

          10.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of the Buyer and the Sellers in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. If the Closing occurs, the Sellers will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, or any covenant or agreement in this Agreement to be performed and complied with prior to the Closing Date, unless the Buyer notifies the Sellers’ Representative of such a claim on or before the date that is one year after the Closing Date; provided, however, that any claim relating to Article III (the Sellers) or Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority) or 4.8 (title to assets), fraud, or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation. If the Buyer or the Sellers’ Representative, as applicable, provides proper notice of a claim within the applicable time period set forth above, liability for such claim will continue until such claim is resolved.

          10.4 Limitations on Indemnification by the Sellers. The Sellers will have no Liability with respect to the matters described in Section 10.1(b) until the total of all Losses with respect to such matters exceeds $30,000 (the “Basket”), at which point the Sellers will be obligated to indemnify for all Losses, to the extent the Losses exceed the amount of the Basket; provided, however, that any claim relating to Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.4 (conflicts), 4.8 (title to assets), 4.15 (taxes), 4.19 (environmental), 4.21 (employee benefits) or 4.26 (brokers) will not be subject to or counted towards the Basket. This Section 10.4 will not apply to any fraudulent breach of any representation or warranty. For the purposes of this Article X, in computing a “Loss”, the amount of each claim shall be deemed to be an amount (i) net of any Tax benefit actually realized by the Buyer, the Company or any Affiliate as a result of such Loss and (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Buyer, the Company or any Affiliate of either from any third Person with respect thereto. To the extent that the Buyer, the Company or any Affiliate subsequently realizes a Tax benefit for a Loss after the computation of a claim, the Buyer shall pay the amount of such Tax benefit to the Sellers at the time that the amount of such Tax benefit is known, pro rata in accordance with the Sellers ownership interest in the Company as set forth on Schedule 3.2. In no event shall the Sellers be liable for indirect, punitive, exemplary, special or consequential Losses (including, but not limited to, lost profits) pursuant to this Article X.

          10.5 Claims Against the Company. Following the Closing, the Sellers may not assert, directly or indirectly, and hereby waive, any claim, whether for indemnification, contribution, subrogation or otherwise, against the Company with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date or any obligation of the Sellers under Section 10.1, other than for indemnification obligations related to a Seller’s role as a director or officer of the Company pursuant to the Company’s Organizational Documents.

          10.6 Third-Party Claims.

                    (a) If a third party commences a lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article X, then the Indemnified Party must notify the Indemnifying Party (or the Sellers’ Representative, in the case of the Sellers) thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

                    (b) Upon receipt of the notice described in Section (a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 10.4, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-

Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (iv) the Indemnifying Party keeps the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

                    (c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 10.6(b), (i) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 10.6(b)) and (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably. If the Indemnified Party desires to consent to the entry of judgment with respect to or to settle a Third-Party Claim but the Indemnifying Party refuses, then the Indemnifying Party will be responsible for all Losses with respect to such Third-Party Claim, without giving effect to the Basket.

                    (d) If any condition in Section 10.6(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any reasonable settlement with respect to, the Third-Party Claim, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article X.

          10.7 Other Indemnification Matters. Any claim for indemnification under this Article X must be asserted by providing written notice to the Sellers’ Representative (or the Buyer, in the case of a claim by any Seller) specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim. All indemnification payments under this Article X will be deemed adjustments to the Purchase Price. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE X WILL BE ENFORCEABLE REGARDLESS OF THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES. THE WAIVER OF ANY CONDITION BASED ON THE ACCURACY OF ANY REPRESENTATION OR WARRANTY, OR ON THE PERFORMANCE OF OR COMPLIANCE WITH ANY COVENANT OR AGREEMENT, WILL NOT AFFECT THE RIGHT TO INDEMNIFICATION, PAYMENT OF DAMAGES, OR OTHER REMEDY BASED ON ANY SUCH REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT. If any Seller liquidates or dissolves at any time when any Liability of such Seller with respect to this Article X may thereafter arise or be determined, then at the time of such liquidation or dissolution, such Seller will cause its shareholders, members, partners or other equity holders or distributees of such Seller’s assets, as the case may be, to take such assets subject to such Liabilities ratably in proportion to the assets received; provided, however, that the failure on behalf of any Seller to comply with the covenant set forth in this sentence will in no way reduce such Seller’s obligations in this Agreement.

          10.8 Subrogation. If an Indemnified Party recovers damages from an Indemnifying Party, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party with respect to such recovered damages subject to the subrogation rights of any insurer providing coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy.

          10.9 Other Limitations. Notwithstanding anything in this Agreement to the contrary, the aggregate liability of each Seller for indemnification under Article X shall in no event exceed such Seller’s applicable portion of the Cash Amount provided to such Seller by the Buyer pursuant to Section 2.1(a). In the event that an Indemnifying Party can establish that an Indemnified Party has knowledge, on or before the Closing, of a breach of a representation, warranty, covenant or agreement of the Indemnifying Party upon which a claim for indemnification by the Indemnified Party is based, then the Indemnifying Party shall have no liability for any damages arising out of such claim. An Indemnified Party shall not be entitled to multiple recoveries for the same damages. Each Indemnified Party shall seek to mitigate the amount of damages for which the Indemnifying Party is responsible. No Seller shall be liable under any provision of this Agreement for any Losses, to the extent such Losses relate to actions taken and not taken by the Buyer, the Company or any of their Affiliates after the Closing.

          10.10 Exclusive Remedy. After the Closing, this Article X will provide the exclusive remedy for the matters contemplated by this Agreement, except for claims based upon fraud. This Article X will not affect any remedy any Party may have under this Agreement prior to the Closing or upon termination of this Agreement. In furtherance of the foregoing, and except as set forth in this Article X, the Buyer hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims, causes of action it may have against the Sellers arising under or based upon any federal, state or local law (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

ARTICLE XI
MISCELLANEOUS

          11.1 Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

          11.2 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

          11.3 Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

          11.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of such party’s rights, interests or obligations in this Agreement without the prior written approval of the other parties to this Agreement.

          11.5 Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

          11.6 Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to the Sellers’ Representative or any Seller (or to the Company prior to the Closing):

Mario Larach, as the Sellers’ Representative
3525-723 Del Mar Heights Rd.
San Diego, CA 92130-2122
Fax: (248) 692-5330
Phone: (858) 945-5291

with a copy to:
Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100

San Diego, CA 92130
Fax: (858) 523-2810
Phone: (858) 720-5198
Attn: Steven G. Rowles, Esq.

If to the Buyer:
11 Good Energy Sciences, Inc.
4450 Belden village Street N.W., Suite 800
Canton, OH 44718
Fax: 330- 492-0901
Phone: 330-685-4567
Attn: Frederick C. Berndt, CEO

with a copy to:

Morse & Morse, PLLC
1400 Old Country Road, Suite 302
Westbury, NY 11590
Fax: 516-487-1452
Phone: 516-487-1446
Attn: Steven Morse, Esq.

          11.7 JURISDICTION; SERVICE OF PROCESS. EACH PARTY (A) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN SAN DIEGO COUNTY, CALIFORNIA (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT, (B) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS AND (C) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT IN ANY OTHER COURT OR FORUM. PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD. EACH SELLER IRREVOCABLY APPOINTS SELLERS’ REPRESENTATIVE AS SUCH SELLER’S AGENT IN THE STATE OF CALIFORNIA TO RECEIVE ON SUCH SELLER’S BEHALF SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY SUCH PROCEEDING.

          11.8 Governing Law. This Agreement will be governed by the laws of the State of California without giving effect to any choice or conflict of law principles of any jurisdiction.

          11.9 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Buyer and the Sellers’ Representative. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party (or the Sellers’ Representative, in the case of a waiver by any or all Sellers). The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

          11.10 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          11.11 Expenses. The Company will bear all expenses incurred by the Company or any Representative of the Company in connection with the Transactions contemplated to be performed before or on the Closing Date and such expenses will have been paid or accrued by the Company prior to the Closing Date. Each Seller will bear all expenses incurred by such Seller or any of its Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. The Buyer will bear all expenses incurred by the Buyer or any of its Representatives in connection with the Transactions contemplated to be performed on or before the Closing Date. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

          11.12 Construction. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

          11.13 Specific Performance. Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

          11.14 Sellers’ Representative.

           (a) Each Seller, on behalf of such Seller and such Seller’s successors, heirs and permitted assigns, hereby appoints Mario Larach as “Sellers’ Representative” as such Seller’s agent and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including the full power and authority (i) to perform the Transactions to be performed by the Sellers under this Agreement, (ii) to disburse any funds received hereunder to the Sellers, (iii) to execute and deliver on behalf of each Seller any amendment or waiver under this Agreement and to agree to resolution of all claims hereunder, (iv) to retain legal counsel and other professional services, at the expense of the Sellers, in connection with the performance by the Sellers’ Representative of this Agreement and (v) to do each and every act (including the execution and delivery of the certificates required by Section 7.1) and exercise all rights which such Seller is permitted or required to do or exercise under this Agreement. If the Sellers’ Representative resigns or is otherwise unable or unwilling to serve in such capacity, the Sellers that hold or held a majority of all of the Shares sold or to be sold hereunder will appoint a new Person to serve as the Sellers’ Representative and will provide prompt written notice thereof to the Buyer. Until such notice is received, the Buyer shall be entitled to rely on the actions and statements of the previous Sellers’ Representative. The power and authority granted hereunder will be exclusive and no Seller shall be entitled to exercise any right under this Agreement except through the Sellers’ Representative.

                    (b) The appointment of the Sellers’ Representative as the attorney-in-fact for each Seller as set forth in this Section 11.14 and all authority hereby conferred are granted and conferred in consideration of the interest of the other Sellers, is therefore coupled with an interest and is and will be irrevocable and shall neither be terminated nor otherwise affected by any act of any Seller or by operation of law, whether by the death, dissolution, liquidation, incapacity or incompetence of such Seller or by the occurrence of any other event. If, after the execution of this Agreement, any Seller dies, dissolves or liquidates or becomes incapacitated or incompetent, the Sellers’

Representative is nevertheless authorized, empowered and directed to act in accordance with this Section 11.14 as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. Each Seller agrees to execute such wills and documents as may be necessary and to give such instructions to his personal representatives as may be necessary so that its successors will remain subject to this Agreement and carry out the full intent and purposes hereof. Without limiting the generality of the foregoing, this Section 11.14 will not be affected by the subsequent incapacity or mental incompetency of any Seller, except as otherwise provided by applicable California state law.

[The remainder of this page intentionally left blank. Signature page to follow.]

          The Parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

Buyer:

11 GOOD ENERGY SCIENCES, INC.

By:

Frederick C. Berndt, President

Company:

KAI BIOENERGY CORP.

By:

Mario Larach, President and CEO

Sellers:

Frank Infelise

Mario Larach

Seller’s Representative
For purposes of accepting the appointment as the Sellers’ Representative hereunder:

Mario Larach, as Seller’s Representative

Oracle Capital LLC, by executing a copy of this Agreement solely with respect to Section 2.5, agrees to the provisions contained in Section 2.5 herein.

ORACLE CAPITAL LLC

By:

(authorized officer)

11 Good Energy, Inc., by executing a copy of this Agreement, agrees to provide Buyer with Parent Corporation Common Stock to the extent required under Sections 2.4 and 2.5 herein, and to unconditionally guarantee all financial and all performance obligations of the Buyer set forth in this Agreement.

Parent Corporation

11 GOOD ENERGY, INC.

By:

Frederick C. Berndt, President